Exhibit 99.2

P.O. Box 25099 • Richmond, VA 23260 • Phone: (804) 359-9311 • Fax: (804) 254-3584

P R E S S R E L E A S E

CONTACT:	Karen M. L. Whelan		RELEASE:	4:00 p.m. ET
	Phone:	(804) 359-9311
	Fax:	(804) 254-3584
	Email:	investor@universalleaf.com

Universal Corporation Reports Increased Nine-Month Results

Richmond, VA, February 4, 2009 / PRNEWSWIRE

HIGHLIGHTS

Nine Months

Diluted earnings per share increased to $4.78 versus $3.78 last year.

Revenues down 3% as pricing and mix reduce effect of shipment delays.

Operating income up 15%, to $215 million on lower currency costs, partially offset by shipment delays.

Quarter

Diluted earnings per share decreased to $1.54 versus $1.78 last year.

Shipment timing is primary factor reducing results.

Revenues lower by 5%, to $661 million.

Operating income reduced by $8.5 million, to $69 million.

George C. Freeman, III, Chairman, President, and Chief Executive Officer of Universal Corporation (NYSE:UVV), announced that net income for the nine months ended December 31, 2009, was $142.0 million, or $4.78 per diluted share, 22% above last year’s results of $116.0 million, or $3.78 per diluted share. Last year’s strong performance was overshadowed by the recognition of $45 million in currency-related costs due to the rapid strengthening of the U.S. dollar, and the current year has benefited from a $42 million reduction in those costs. That benefit was partially offset by delays in shipments from Africa and North America this year. Those shipment delays also caused a 3% reduction in revenues for the nine months and contributed to a modest decline in third quarter results this year. For the third quarter of fiscal year 2010, net income was about $45.7 million, or $1.54 per diluted share, compared to last year’s net income of $53.1 million, or $1.78 per diluted share. Revenues for the quarter of about $661 million were down by 5%.

Mr. Freeman stated, “Our operations continue to perform well as we look at them over the crop cycle. Timing differences are a normal part of our business whether caused by farmer deliveries that affect inventory levels or by shipments that affect both inventory and income recognition. This year is no exception as both North American and African shipments have been delayed. We currently expect the shipments to be substantially completed by our fiscal year end. We are benefiting from continued cost controls and global coordination, and we are pleased with our performance so far this year.

“Looking ahead to crops that will be sold in fiscal year 2011, Brazilian crops are now expected to be lower than originally estimated because of excess rainfall, while dry conditions have reduced the Malawi burley crop. However, these changes should not have a substantial effect on worldwide production. In recent months, some of our customers have

Universal Corporation

announced that the combined impact of increased excise taxes and the recessionary economy has reduced demand somewhat for tobacco products in more developed markets. Although such decreases could shift future demand for some types of leaf, we expect the overall export markets will remain largely in balance because export production appears stable and worldwide uncommitted dealer inventories remain near historical December lows.”

FLUE-CURED AND BURLEY LEAF TOBACCO OPERATIONS:

Nine Months

Operating income for the flue-cured and burley tobacco operations, which comprise the North America and Other Regions segments, increased by more than 14% to nearly $200 million for the first nine months of this fiscal year, largely on lower currency-related costs. Revenues were down by 4%, primarily due to shipment delays in North America and Africa that were partly offset by higher sales from Asia and South America. In North America, operating income increased by nearly $5 million as higher prices and improved experience with farmer advances in some areas outweighed the effect of lower U.S. shipments. Revenues for the North America unit declined on shipment delays, lower sales of old crop leaf, and lower Canadian volumes. Earnings for the Other Regions segment were up by nearly 14%, primarily due to large currency-related costs in Brazil last year. African volumes were substantially lower because the current crop is being shipped later and because first quarter shipments of old crop tobacco were lower this year. The later timing of current crop shipments from Africa was due to customer delays, a late start to the purchasing season, and logistical issues. In Europe, lower margins and the effect of currency translation reduced reported results. Volumes improved in Asia on increased trading business, and currency effects were favorable in that region as well. Revenues for Other Regions were nearly flat for the nine months as lower volumes from the shipment delays in Africa were offset by higher sales in Asia and South America.

Third Quarter

In the third quarter of fiscal year 2010, operating income for flue-cured and burley operations was $66 million, 10% lower than the same period last year. Revenues for the group, at $604 million, were lower due to the decrease in volumes caused by the delayed shipments from North America and Africa. Sales increases in South America offset part of the reduction from shipment timing. Despite lower volumes, operating income for the North America segment was flat, largely reflecting additional processing business and improved margins in some areas. Results for the Other Regions segment were down 15%, primarily due to lower African volumes. Although results benefited from the absence of currency losses in Brazil this year, the benefit was reduced by several other factors in the quarter, including higher pension settlement costs and higher provisions against direct and guaranteed farmer loans in Brazil. Revenues for the Other Regions segment revenue increased by 4% in the quarter compared to last year as the effect of African shipment delays was mitigated by higher volumes in Asia, coupled with higher prices in some areas to recover increased costs of green tobacco.

OTHER TOBACCO OPERATIONS:

The Other Tobacco Operations segment performed well during the first nine months of fiscal year 2010 with a 27% improvement in operating income compared to last year. The dark tobacco group benefited from a better currency environment and improvements related to mix of business, which more than offset slightly lower volumes and costs of rationalizing their U.S. operations. Despite a decrease in overall volumes, the oriental tobacco joint venture earnings increased by $4 million for the nine months due to a better sales mix and cost savings, as well as lower interest and currency costs. The latter factors also benefited the third quarter, driving segment performance up 17% for that period. Dark tobacco business results lagged the prior year primarily due to some one-time sales last year and shipment timing differences, which also reduced revenues for the quarter. The facility upgrade and expansion in Lancaster, Pennsylvania, was near completion in December, and the factory is now operating. Segment revenues were higher in both the quarter and the nine months ended December 31, 2009, as higher volumes of oriental leaf in each period were sold through the consolidated group.

OTHER ITEMS:

Selling, general, and administrative costs decreased by about $13 million, or 14%, in the quarter and $21 million, or 9%, in the nine months ended December 31, 2009, compared to the same periods last year. The reductions were primarily due to lower currency remeasurement and exchange losses, which were down $25 million for the quarter and $42 million for the nine months, offset partially by higher pension settlement costs and an increase in provisions on direct and guaranteed farmer loans in Brazil. Compared to last year, interest expense was about $6 million lower in the quarter and $9 million lower in the nine-month period primarily because of lower average borrowings combined with lower average interest rates.

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Universal Corporation

The consolidated effective income tax rates on pre-tax earnings for the quarter and nine months ended December 31, 2009, were approximately 32% and 31%, respectively. During both the second and third quarters, management reversed income taxes previously provided for uncertain tax positions because the statutes of limitations expired for the related tax years in the applicable tax jurisdictions. In addition, forecast current year earnings of subsidiaries in the African region have resulted in the recognition of foreign tax credits on historical unremitted earnings. The favorable impact of these items was partially offset by additional U.S. taxes provided for certain foreign income taxes that are not eligible as foreign tax credits when the related earnings are repatriated in future periods. The effect of these items reduced the consolidated effective tax rate below the 35% U.S. statutory rate for the quarter and nine months.

The consolidated effective income tax rates for the quarter and nine months ended December 31, 2008, were approximately 26% and 30%, respectively. During the quarter ended December 31, 2008, management reversed income taxes previously provided for uncertain tax positions due to the expiration of the related statute of limitations. In addition, changes in Universal’s overall tax position allowed the Company to utilize foreign tax credit carryforwards and reverse a valuation allowance that had previously been recorded on those carryforwards. The effect of these items reduced the consolidated effective tax rate below the 35% U.S. statutory rate for both the quarter and the nine months.

Additional information

Amounts included in the previous discussion are attributable to Universal Corporation and exclude earnings related to non-controlling interests in subsidiaries.

This information includes “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The Company cautions readers that any statements contained herein regarding earnings and expectations for its performance are forward-looking statements based upon management’s current knowledge and assumptions about future events, including anticipated levels of demand for and supply of its products and services; costs incurred in providing these products and services; timing of shipments to customers; changes in market structure; and general economic, political, market, and weather conditions. Actual results, therefore, could vary from those expected. A further list and description of these risks, uncertainties and other factors can be found in the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2009, and in other documents the Company files with the Securities and Exchange Commission. This information should be read in conjunction with the Annual Report on Form 10-K for the year ended March 31, 2009.

At 5:00 p.m. (Eastern Time) on February 4, 2010, the Company will host a conference call to discuss these results. Those wishing to listen to the call may do so by visiting www.universalcorp.com at that time. A replay of the webcast will be available at that site for three months. A taped replay of the call will also be available through February 25, 2010, by dialing (800) 642-1687. The confirmation number to access the replay is 54399037.

Headquartered in Richmond, Virginia, Universal Corporation is the world’s leading leaf tobacco merchant and processor and conducts business in more than 30 countries. Its revenues for the fiscal year ended March 31, 2009, were $2.6 billion. For more information on Universal Corporation, visit its web site at www.universalcorp.com.

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Universal Corporation

UNIVERSAL CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME AND RETAINED EARNINGS

(In thousands of dollars, except per share data)

	Three Months Ended December 31,		Nine Months Ended December 31,
	2009	2008	2009	2008
	(Unaudited)		(Unaudited)
Sales and other operating revenues	$661,205	$699,144	$1,925,235	$1,991,021
Costs and expenses
Cost of goods sold	516,541	533,176	1,493,864	1,566,876
Selling, general and administrative expenses	75,719	88,556	216,789	237,351

Operating income	68,945	77,412	214,582	186,794
Equity in pretax earnings of unconsolidated affiliates	7,783	5,259	17,029	12,792
Interest income	130	195	926	1,562
Interest expense	5,438	11,435	20,287	29,214

Income before income taxes and other items	71,420	71,431	212,250	171,934
Income taxes	22,946	18,638	65,300	52,034

Net income	48,474	52,793	146,950	119,900
Less: net (income) loss attributable to noncontrolling interests in subsidiaries	(2,778)	291	(4,994)	(3,923)

Net income attributable to Universal Corporation	45,696	53,084	141,956	115,977
Dividends on Universal Corporation convertible perpetual preferred stock	(3,712)	(3,712)	(11,137)	(11,137)

Earnings available to Universal Corporation common shareholders	$41,984	$49,372	$130,819	$104,840

Earnings per share attributable to Universal Corporation common shareholders:
Basic	$1.70	$1.98	$5.27	$4.07

Diluted	$1.54	$1.78	$4.78	$3.78

See accompanying notes.

— M O R E —

Universal Corporation

UNIVERSAL CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In thousands of dollars)

	December 31, 2009	December 31, 2008	March 31, 2009
	(Unaudited)	(Unaudited)
ASSETS
Current
Cash and cash equivalents	$164,170	$87,971	$212,626
Short-term investments	—	5,939	—
Accounts receivable, net	255,847	342,595	263,383
Advances to suppliers, net	134,209	170,440	214,282
Accounts receivable - unconsolidated affiliates	26,550	35,234	20,371
Inventories - at lower of cost or market:
Tobacco	770,708	613,597	586,136
Other	50,716	67,000	60,712
Prepaid income taxes	14,632	20,270	13,181
Deferred income taxes	48,711	36,799	68,264
Other current assets	64,234	65,630	64,964

Total current assets	1,529,777	1,445,475	1,503,919

Property, plant and equipment
Land	16,147	15,978	15,773
Buildings	259,912	252,846	251,875
Machinery and equipment	535,278	503,993	492,214

	811,337	772,817	759,862
Less accumulated depreciation	(483,349)	(453,288)	(447,575)

	327,988	319,529	312,287
Other assets
Goodwill and other intangibles	106,000	106,137	106,097
Investments in unconsolidated affiliates	124,503	110,166	103,987
Deferred income taxes	13,961	35,562	17,376
Other noncurrent assets	122,057	97,020	94,510

	366,521	348,885	321,970

Total assets	$2,224,286	$2,113,889	$2,138,176

See accompanying notes.

— M O R E —

Universal Corporation

UNIVERSAL CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In thousands of dollars)

	December 31, 2009	December 31, 2008	March 31, 2009
	(Unaudited)	(Unaudited)
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current
Notes payable and overdrafts	$151,252	$140,677	$168,608
Accounts payable and accrued expenses	196,126	208,805	236,837
Accounts payable - unconsolidated affiliates	17,398	28,880	19,191
Customer advances and deposits	38,032	27,344	14,162
Accrued compensation	25,143	16,646	24,710
Income taxes payable	11,753	10,087	6,867
Current portion of long-term obligations	15,000	79,500	79,500

Total current liabilities	454,704	511,939	549,875

Long-term obligations	414,222	333,943	331,808

Pensions and other postretirement benefits	90,662	86,609	91,248

Other long-term liabilities	71,607	76,586	79,159

Deferred income taxes	41,608	54,156	52,842

Total liabilities	1,072,803	1,063,233	1,104,932

Shareholders’ equity
Universal Corporation:
Preferred stock:
Series A Junior Participating Preferred Stock, no par value, 500,000 shares authorized, none issued or outstanding	—	—	—
Series B 6.75% Convertible Perpetual Preferred Stock, no par value, 5,000,000 shares authorized, 219,999 shares issued and outstanding (219,999 at December 31, 2008, and March 31, 2009)	213,023	213,023	213,023
Common stock, no par value, 100,000,000 shares authorized, 24,617,987 shares issued and outstanding (24,987,055 at December 31, 2008, and 24,999,127 at March 31, 2009)	195,679	193,020	194,037
Retained earnings	770,103	688,015	686,960
Accumulated other comprehensive loss	(36,084)	(50,263)	(64,547)

Total Universal Corporation shareholders’ equity	1,142,721	1,043,795	1,029,473
Noncontrolling interests in subsidiaries	8,762	6,861	3,771

Total shareholders’ equity	1,151,483	1,050,656	1,033,244

Total liabilities and shareholders’ equity	$2,224,286	$2,113,889	$2,138,176

See accompanying notes.

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Universal Corporation

UNIVERSAL CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands of dollars)

	Nine Months Ended December 31,
	2009	2008
	(Unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$146,950	$119,900
Adjustments to reconcile net income to net cash provided (used) by operating activities:
Depreciation	30,888	31,651
Amortization	1,791	736
Provisions for losses on advances and guaranteed loans to suppliers	19,148	14,427
Remeasurement loss (gain), net	7,219	42,432
Other, net	(2,841)	27,325
Changes in operating assets and liabilities, net	(148,345)	(243,274)

Net cash provided (used) by operating activities	54,810	(6,803)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property, plant and equipment	(42,923)	(28,900)
Purchases of short-term investments	—	(9,658)
Maturities and sales of short-term investments	—	62,833
Proceeds from sale of property, plant and equipment, and other	3,356	14,530

Net cash provided (used) by investing activities	(39,567)	38,805

CASH FLOWS FROM FINANCING ACTIVITIES:
Issuance (repayment) of short-term debt, net	(23,935)	28,288
Issuance of long-term obligations	99,208	—
Repayment of long-term obligations	(79,500)	—
Dividends paid to noncontrolling interests	(105)	(105)
Issuance of common stock	205	37
Repurchase of common stock	(15,342)	(111,072)
Dividends paid on convertible perpetual preferred stock	(11,137)	(11,137)
Dividends paid on common stock	(34,315)	(34,623)
Other	(943)	—

Net cash used by financing activities	(65,864)	(128,612)

Effect of exchange rate changes on cash	2,165	(1,489)

Net decrease in cash and cash equivalents	(48,456)	(98,099)
Cash and cash equivalents at beginning of year	212,626	186,070

Cash and cash equivalents at end of period	$164,170	$87,971

See accompanying notes.

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Universal Corporation

NOTE 1. BASIS OF PRESENTATION

Universal Corporation, with its subsidiaries (“Universal” or the “Company”), is the world’s leading leaf tobacco merchant and processor. Because of the seasonal nature of the Company’s business, the results of operations for any fiscal quarter will not necessarily be indicative of results to be expected for other quarters or a full fiscal year. All adjustments necessary to state fairly the results for the period have been included and were of a normal recurring nature. Certain amounts in prior year statements have been reclassified to conform to the current year presentation. As part of the process of preparing its financial statements, the Company performed an evaluation of subsequent events occurring from December 31, 2009, the date of the consolidated balance sheet included in this report, through February 5, 2010, the date its financial statements were issued. This Form 10-Q should be read in conjunction with the financial statements and notes thereto included in the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2009.

NOTE 2. ACCOUNTING PRONOUNCEMENTS

Effective April 1, 2009, Universal adopted FASB Statement of Financial Accounting Standards No. 160, “Noncontrolling Interests in Consolidated Financial Statements – an amendment of ARB No. 51” (“SFAS 160”). SFAS 160, which is now set forth in Topic 810 of the Codification, requires that noncontrolling interests in subsidiaries that are included in a company’s consolidated financial statements, commonly referred to as “minority interests,” be reported as a component of shareholders’ equity in the balance sheet. It also requires that a company’s consolidated net income and comprehensive income include the amounts attributable to both the company’s interest and the noncontrolling interest in the subsidiary, identified separately in the financial statements. Finally, the new guidance requires certain disclosures about noncontrolling interests in the consolidated financial statements. Adoption of this guidance did not have a material impact on the Company’s financial statements.

NOTE 3. GUARANTEES AND OTHER CONTINGENT LIABILITIES

Guarantees of bank loans to growers for crop financing and construction of curing barns or other tobacco producing assets are industry practice in Brazil and support the farmers’ production of tobacco there. At December 31, 2009, the Company’s total exposure under guarantees issued by its operating subsidiary in Brazil for banking facilities of farmers in that country was approximately $129 million ($155 million face amount including unpaid accrued interest, less $26 million recorded for the fair value of the guarantees). About 80% of these guarantees expire within one year, and all of the remainder expire within five years. The subsidiary withholds payments due to the farmers on delivery of tobacco and forwards those payments to the third-party banks. Failure of farmers to deliver sufficient quantities of tobacco to the subsidiary to cover their obligations to the third-party banks could result in a liability for the subsidiary under the related guarantees; however, in that case, the subsidiary would have recourse against the farmers. The maximum potential amount of future payments that the Company’s subsidiary could be required to make at December 31, 2009, was the face amount, $155 million including unpaid accrued interest ($133 million as of December 31, 2008, and $139 million at March 31, 2009). The fair value of the guarantees was a liability of approximately $26 million at December 31, 2009 ($26 million at December 31, 2008, and $35 million at March 31, 2009). In addition to these guarantees, the Company has other contingent liabilities totaling approximately $62 million, primarily related to a bank guarantee that bonds an appeal of a 2006 fine in the European Union.

Various subsidiaries of the Company are involved in other litigation and tax examinations incidental to their business activities. While the outcome of these matters cannot be predicted with certainty, management is vigorously defending the claims and does not currently expect that any of them will have a material adverse effect on the Company’s financial position. However, should one or more of these matters be resolved in a manner adverse to management’s current expectation, the effect on the Company’s results of operations for a particular fiscal reporting period could be material.

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Universal Corporation

NOTE 4. EARNINGS PER SHARE

The following table sets forth the computation of earnings per share for the periods presented in the consolidated statements of income.

	Three Months Ended December 31,		Nine Months Ended December 31,
(in thousands, except per share data)	2009	2008	2009	2008
Basic Earnings Per Share
Numerator for basic earnings per share
Net income attributable to Universal Corporation	$45,696	$53,084	$141,956	$115,977
Less: Dividends on convertible perpetual preferred stock	(3,712)	(3,712)	(11,137)	(11,137)

Earnings available to Universal Corporation common shareholders for calculation of basic earnings per share	41,984	49,372	130,819	104,840

Denominator for basic earnings per share
Weighted average shares outstanding	24,684	24,989	24,823	25,759

Basic earnings per share	$1.70	$1.98	$5.27	$4.07

Diluted Earnings Per Share
Numerator for diluted earnings per share
Earnings available to Universal Corporation common shareholders	$41,984	$49,372	$130,819	$104,840
Add: Dividends on convertible perpetual preferred stock (if conversion assumed)	3,712	3,712	11,137	11,137

Earnings available to Universal Corporation common shareholders for calculation of diluted earnings per share	45,696	53,084	141,956	115,977

Denominator for diluted earnings per share:
Weighted average shares outstanding	24,684	24,989	24,823	25,759
Effect of dilutive securities (if conversion or exercise assumed)
Convertible perpetual preferred stock	4,735	4,719	4,731	4,717
Employee share-based awards	226	142	173	196

Denominator for diluted earnings per share	29,645	29,850	29,727	30,672

Diluted earnings per share	$1.54	$1.78	$4.78	$3.78

For the three- and nine-month periods ended December 31, 2009 and 2008, certain employee share-based awards were not included in the computation of diluted earnings per share because their effect would have been anti-dilutive. These awards included stock appreciation rights and stock options totaling 507,801 shares at a weighted-average exercise price of $56.52 for the quarter and nine months ended December 31, 2009, and 704,972 shares at a weighted-average exercise price of $50.92 for the quarter and nine months ended December 31, 2008.

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Universal Corporation

NOTE 5. SEGMENT INFORMATION

The principal approach used by management to evaluate the Company’s performance is by geographic region, although some components of the business are evaluated on the basis of their worldwide operations. The Company evaluates the performance of its segments based on operating income after allocated overhead expenses (excluding significant non-recurring charges or credits), plus equity in pretax earnings of unconsolidated affiliates.

Operating results for the Company’s reportable segments for each period presented in the consolidated statements of income were as follows:

	Three Months Ended December 31,		Nine Months Ended December 31,
(in thousands of dollars)	2009	2008	2009	2008
SALES AND OTHER OPERATING REVENUES

Flue-cured and burley leaf tobacco operations:
North America	$101,302	$160,979	$187,308	$264,272
Other regions (1)	502,624	482,538	1,570,973	1,570,299

Subtotal	603,926	643,517	1,758,281	1,834,571
Other tobacco operations (2)	57,279	55,627	166,954	156,450

Consolidated sales and other operating revenues	$661,205	$699,144	$1,925,235	$1,991,021

OPERATING INCOME

Flue-cured and burley leaf tobacco operations:
North America	$23,826	$23,894	$32,080	$27,218
Other regions (1)	42,320	49,747	167,706	147,385

Subtotal	66,146	73,641	199,786	174,603
Other tobacco operations (2)	10,582	9,030	31,825	24,983

Segment operating income	76,728	82,671	231,611	199,586

Less:
Equity in pretax earnings of unconsolidated affiliates (3)	7,783	5,259	17,029	12,792

Consolidated operating income	$68,945	$77,412	$214,582	$186,794

(1)	Includes South America, Africa, Europe, and Asia regions, as well as inter-region eliminations.
(2)	Includes Dark Air-Cured, Special Services, and Oriental, as well as inter-company eliminations. Sales and other operating revenues for this reportable segment include limited amounts for Oriental because its financial results consist principally of equity in the pretax earnings of an unconsolidated affiliate.
(3)	Item is included in segment operating income, but not included in consolidated operating income.

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